Exhibit 99.1

NEWS RELEASE

For Immediate Release	Investors:	Media:
May 10, 2017	Michael D. Neese	Joe Vagi
	VP, Investor Relations	Manager, Corporate Communications
	(804) 287-8126	(804) 484-7737
	michael.neese@pfgc.com	joe.vagi@pfgc.com

Performance Food Group Company Reports Third-Quarter and First-Nine Months Fiscal 2017 Results

Company Generates Strong Case and Earnings Growth and Reaffirms Fiscal 2017 Adjusted EBITDA Outlook

Third-Quarter Fiscal 2017 Highlights

•	Total case volume increased 7.7%

•	Net sales increased 8.3% to $4.2 billion

•	Gross profit increased 8.4% to $521.4 million

•	Operating expenses increased 7.1% to $474.7 million

•	Net income increased 121.3% to $20.8 million

•	Adjusted EBITDA increased 17.3% to $89.6 million[1]

•	Diluted earnings per share (EPS) increased 122.2% to $0.20 per share

•	Adjusted Diluted EPS increased 80.0% to $0.27[1] per share

First-Nine Months Fiscal 2017 Highlights

•	Total case volume increased 6.6%

•	Net sales increased 5.1% to $12.3 billion

•	Gross profit increased 7.0% to $1.5 billion

•	Operating expenses increased 8.1% to $1.4 billion

•	Net income increased 43.0% to $55.9 million

•	Adjusted EBITDA increased 2.9% to $259.2 million[1]

•	Diluted earnings per share (EPS) increased 35.0% to $0.54 per share

•	Adjusted Diluted EPS increased 24.6% to $0.76[1] per share

RICHMOND, Va. - Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its third-quarter and first-nine months fiscal 2017 business results.

“Our team’s strong execution enabled us to generate industry-leading case growth and solid gross-profit dollar improvement in the quarter,” said George Holm, PFG’s President and Chief Executive Officer. “The results were driven by increased branded product penetration, selling into a more profitable mix of channels and strong operating expense control. We are pleased with the growth in sales and profitability across each of our business segments. Our strategic investments are paying dividends, and we expect continued business momentum in our fiscal fourth quarter and beyond.”

[1]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Third-Quarter Fiscal 2017 Financial Summary

Total case volume increased 7.7% in the third quarter of fiscal 2017 compared to the prior year, with underlying organic total case volume growth of 5.9%. Total case volume was driven by a 7.0% increase in independent cases, strong growth in Performance Brands and broad-based growth in Vistar’s sales channels.

Net sales for the third quarter of fiscal 2017 were $4.2 billion, an increase of 8.3% versus the comparable prior year period, outpacing total case growth due to a favorable shift in product and customer mix. Overall food cost was essentially flat in the third quarter versus the prior year-ago quarter. Gross-profit dollar growth of 8.4% outperformed sales growth as the company sold a more profitable mix of channels and products, specifically to the independent channel.

Operating expenses increased 7.1% in the third quarter of fiscal 2017 compared to the prior year period, to $474.7 million. The increase reflected the cost to support current growth in case volume, as well as the cost of strategic investments to drive growth associated with expansion of geographies served in the dollar store channel and the opening of an automated retail facility within Vistar. Operating expenses grew slower than case and sales growth during the quarter, which led to solid operating leverage in the business. Professional and legal expenses were down versus the prior year quarter and the company expects these expenses to continue to normalize in the fourth quarter.

Operating profit was up 24.2% driven by the 8.4% increase in gross profit and leveraging of operating expenses. Net income increased 121.3% to $20.8 million for the third quarter of 2017 compared to the prior year period, driven by a higher operating profit and a decrease in interest expense, partially offset by increased taxes. For the quarter, the income tax rate decreased 260 basis points to 36.8%. The decrease in the tax rate was primarily a result of an increase in permanent deductions related to the adoption of a new accounting standard related to stock-based compensation.

Diluted EPS increased 122.2% in the third quarter of fiscal 2017 over the prior year period, to $0.20. Adjusted diluted EPS increased 80.0% in the third quarter over the prior year period, to $0.27 per share driven by higher adjusted EBITDA and lower interest expense.

EBITDA increased 19.7% in the third quarter of fiscal 2017 compared to the prior year period to $79.6 million, driven by a strong gross profit growth partially offset by strategic investments for future growth. Adjusted EBITDA increased 17.3% to $89.6 million in the third quarter of fiscal 2017 compared to the prior year period.

First-Nine Months Fiscal 2017 Financial Summary

Total case volume increased 6.6% in the first nine months of fiscal 2017 compared to the prior year period, with underlying organic total case volume growth of 5.3%.

Net sales for the first nine months of fiscal 2017 were $12.3 billion, an increase of 5.1% versus the comparable prior year period. The increase in net sales was primarily attributable to case growth in Performance Foodservice and sales growth in Vistar.

Gross profit increased 7.0% compared to the prior year period, to $1.5 billion. The gross profit increase was led by case growth and an improved sales mix of customer channels and products, specifically to the independent channel. Gross margin as a percentage of net sales was up 30 basis points to 12.6%.

Operating expenses increased 8.1% in the first nine months of fiscal 2017 compared to the prior year period, to $1.4 billion. The increase was driven by the cost to support growth in case volume, as well as the cost of strategic investments for future growth. Operating expenses also increased as a result of higher professional and legal fees, including settlements of $8.9 million and insurance expense related to workers compensation of $8.4 million.

Net income was up 43.0% to $55.9 million for the first nine months of fiscal 2017 compared to the prior year period, due to a decrease in interest expense and other expenses offset by an increase in income tax expense. For the first nine months of fiscal 2017, the income tax rate decreased 230 basis points to 38.3%. The decrease in the tax rate was primarily a result of an increase in permanent deductions related to the adoption of a new accounting standard related to stock-based compensation.

Diluted EPS increased 35.0% in the first nine months of fiscal 2017 over the prior year period, to $0.54. Adjusted diluted EPS increased 24.6% in the first nine months over the prior year period, to $0.76 per share.

EBITDA increased 2.7% in the first nine months of fiscal 2017 compared to the prior year period to $223.7 million. For the first nine months of fiscal 2017, Adjusted EBITDA increased 2.9% to $259.2 million compared to the prior year period. The 2.9% increase in adjusted EBITDA was impacted by the cost of the company’s strategic investments to drive growth associated with expansion of geographies served in the dollar store channel and the opening of an automated retail facility within Vistar.

Recent Acquisition

On May 4, 2017, Performance Food Group completed the acquisition of Presto Foods, one of the largest specialty Italian and pizza foodservice distributors in the U.S. Presto Foods has annual sales of approximately $140 million. The Monroe, Ohio-based acquisition will complement PFG’s strong pizza and Italian business and expand the company’s white-space opportunities in the Midwest.

Cash Flow and Capital Spending

During the first nine months of fiscal 2017, PFG’s operating activities provided $102.0 million of cash flow compared to $118.4 million during the same period a year ago. The prior year included a positive impact of the $25.0 million break-up fee payment received related to the terminated agreement to acquire 11 US Foods facilities from Sysco and US Foods. Improvement in operating cash flow (excluding the one-time break-up fee) was driven by strong growth in net income and better working capital management. Cash used in investing activities totaled $250.8 million for the first nine months of fiscal 2017. These investments consisted of business acquisitions totaling $144.9 million and capital expenditures of $106.6 million. The company continues to expect capital expenditures for fiscal 2017 will be between $140 million and $160 million. The fiscal 2017 capital expenditure estimate is higher than fiscal 2016 because of the timing of certain projects that began in fiscal 2016.

Third-Quarter Fiscal 2017 Segment Results

Performance Foodservice (PFS)

Net sales for the third quarter of fiscal 2017 increased 4.8% to $2.4 billion compared to the prior year period. Net sales growth was driven by new customers, an increase in cases sold, including 7.0% independent case growth, and strong case growth for our Performance Brands.

This marks PFS’s 31st consecutive quarter of independent case growth at or above 6.0%. For the quarter, independent sales as a percentage of total segment sales was up approximately 100 basis points to 43.3%.

EBITDA for PFS increased 8.1% to $68.1 million in the third quarter of fiscal 2017 compared to the prior year period. PFS increased gross profit by 6.0%, while leveraging its EBITDA growth to 8.1% through strong operating expense control. The increase in gross profit per case resulted from a favorable shift in the mix of cases sold toward independent customers and Performance Brands.

PFG Customized

Net sales for PFG Customized increased 8.2% in the third quarter of fiscal 2017 to $1.0 billion compared to the prior year period due to improved sales mix, higher case volume and higher revenue per case and was partially offset by softness in the casual dining environment. In the first quarter of fiscal 2017, the segment began providing distribution solutions to a portion of Red Lobster’s restaurants and completed the transition a little more than halfway through the second quarter. The third quarter of fiscal 2017 marks the first quarter that Red Lobster is fully integrated into the company’s system.

EBITDA growth in the third quarter was 6.2%, a result of the successful integration of Red Lobster. PFG Customized also incurred quarter over quarter increases in costs driven by higher personnel expenses.

Vistar

Vistar’s third quarter of fiscal 2017 net sales increased 15.2% to $750.5 million compared to the prior year period. This increase was driven by case sales growth in the segment’s retail, theater, vending, and hospitality channels and by recent acquisitions.

Third quarter EBITDA for Vistar increased 9.7% to $29.3 million in fiscal 2017 versus the prior year period. Gross profits grew 13.6% for the third quarter of fiscal 2017 over the prior year period, fueled by an increase in the number of cases sold and by acquisitions. Operating expense dollar growth of 15.5% resulted from investments associated with expansion of geographies served in the dollar store channel, additional expenses related to recent acquisitions and investments associated with the opening of an automated retail facility. Although operating expenses increased year over year in the third quarter of fiscal 2017, they were better than expected as we continued to realize productivity improvements in our investments.

Fiscal 2017 Outlook

PFG confirms its fiscal 2017 full-year Adjusted EBITDA growth outlook to be in the 7% to 9% range on a 52 week to 52 week basis. On a 52 week to 53 week basis, the company confirms its Adjusted EBITDA growth to be in the 5% to 7% range.

PFG confirms its fiscal 2017 Adjusted Diluted EPS growth outlook to be in a range of 27% to 31% to $1.23 to $1.27 on a 52 week to 52 week basis versus a comparable Fiscal 2016 Adjusted Diluted EPS of $0.97.

PFG also confirms fiscal 2017 Adjusted Diluted EPS growth outlook to be in a range of 24% to 28% to $1.24 to $1.28 on a 52 week to 53 week basis versus a comparable 53 week fiscal 2016 Adjusted Diluted EPS of $1.00.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income and its reported Diluted EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on May 10, 2017 at 9:00 a.m. Eastern Daylight Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes over 150,000 food and food-related products from 77 distribution centers to over 150,000 customer locations across the United States. PFG’s 13,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The Company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the Company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016 filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts, including our Winning Together program;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	we do not have long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers;

•	labor relations and costs risks and availability of qualified labor;

•	volatility of fuel and other transportation costs;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	we may be unable to increase our sales in the highest margin portions of our business;

•	changes in pricing practices of our suppliers;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable;

•	difficult economic conditions affecting consumer confidence; and

•	departure of key members of senior management.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

($ in millions, except share and per share data)	Three months ended April 1, 2017	Three months ended March 26, 2016	Nine months ended April 1, 2017	Nine months ended March 26, 2016
Net sales	$4,235.0	$3,909.1	$12,332.9	$11,731.9
Cost of goods sold	3,713.6	3,428.3	10,783.0	10,283.2

Gross profit	521.4	480.8	1,549.9	1,448.7
Operating expenses	474.7	443.2	1,420.3	1,313.3

Operating profit	46.7	37.6	129.6	135.4

Other expense:
Interest expense	14.0	21.6	40.5	65.9
Other, net	(0.2)	0.5	(1.5)	3.7

Other expense, net	13.8	22.1	39.0	69.6

Income before taxes	32.9	15.5	90.6	65.8
Income tax expense	12.1	6.1	34.7	26.7

Net income	$20.8	$9.4	$55.9	$39.1

Weighted-average common shares outstanding:
Basic	100,277,231	99,698,267	100,113,440	95,230,548
Diluted	102,805,722	101,360,286	102,753,916	96,750,311
Earnings per common share:
Basic	$0.21	$0.09	$0.56	$0.41
Diluted	$0.20	$0.09	$0.54	$0.40

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of April 1, 2017	As of July 2, 2016
ASSETS
Current assets:
Cash	$7.6	$10.9
Accounts receivable, less allowances of $21.3 and $16.3	1,038.0	968.2
Inventories, net	1,000.2	919.7
Prepaid expenses and other current assets	34.7	40.1

Total current assets	2,080.5	1,938.9
Goodwill	704.1	674.0
Other intangible assets, net	184.4	149.3
Property, plant and equipment, net	721.6	637.0
Restricted cash and other assets	55.7	56.2

Total assets	$3,746.3	$3,455.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,134.5	$1,077.6
Accrued expenses	227.9	231.4
Long-term debt—current installments	5.7	—
Capital and finance lease obligations—current installments	6.1	2.4
Derivative liabilities	0.9	5.3

Total current liabilities	1,375.1	1,316.7
Long-term debt	1,257.7	1,111.6
Deferred income tax liability, net	82.8	81.1
Capital and finance lease obligations, excluding current installments	44.8	31.5
Other long-term liabilities	105.2	111.7

Total liabilities	2,865.6	2,652.6

Total shareholders’ equity	880.7	802.8

Total liabilities and shareholders’ equity	$3,746.3	$3,455.4

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Nine months ended April 1, 2017	Nine months ended March 26, 2016
Cash flows from operating activities:
Net income	$55.9	$39.1
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and intangible asset amortization	92.6	86.2
Non cash activities	18.1	39.7
Changes in operating assets and liabilities, net:
Accounts receivable	(53.8)	(12.1)
Inventories	(57.7)	(8.3)
Prepaid expenses and other assets	14.3	(17.4)
Trade accounts payable and outstanding checks in excess of deposits	50.8	4.7
Accrued expenses and other liabilities	(18.2)	(13.5)

Net cash provided by operating activities	102.0	118.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(106.6)	(68.0)
Net cash paid for acquisition	(144.9)	(40.2)
Other	0.7	0.7

Net cash used in investing activities	(250.8)	(107.5)

Cash flows from financing activities:
Net borrowings (payments on) under debt	147.1	(230.2)
Proceeds from equity	2.1	226.5
Other	(3.7)	(5.7)

Net cash provided by (used in) financing activities	145.5	(9.4)

Net (decrease) increase in cash	(3.3)	1.5
Cash, beginning of period	10.9	9.2

Cash, end of period	$7.6	$10.7

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believe that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit and indenture agreements (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except per share data)	April 1, 2017	March 26, 2016	Change	%

Net income (GAAP)	$20.8	$9.4	$11.4	121.3
Interest expense	14.0	21.6	(7.6)	(35.2)
Income tax expense	12.1	6.1	6.0	98.4
Depreciation	23.3	20.1	3.2	15.9
Amortization of intangible assets	9.4	9.3	0.1	1.1

EBITDA	79.6	66.5	13.1	19.7
Impact of non-cash items (A)	4.1	3.8	0.3	7.9
Impact of acquisition, integration & reorganization charges (B)	3.3	1.8	1.5	83.3
Impact of productivity initiatives (C)	2.2	2.9	(0.7)	(24.1)
Impact of other adjustment items (D)	0.4	1.4	(1.0)	(71.4)

Adjusted EBITDA (Non-GAAP)	$89.6	$76.4	$13.2	17.3

Diluted earnings per share (GAAP)	$0.20	$0.09	$0.11	122.2
Impact of non-cash items	0.04	0.04	—	—
Impact of acquisition, integration & reorganization charges	0.03	0.02	0.01	50.0
Impact of productivity initiatives	0.02	0.03	(0.01)	(33.3)
Impact of other adjustment items	0.01	0.01	—	—
Tax impact of adjustments	(0.03)	(0.04)	0.01	(25.0)

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.27	$0.15	$0.12	80.0

A.	Includes adjustments for non-cash charges arising from employee stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $4.0 million and $4.8 million for the third quarter of fiscal 2017 and fiscal 2016, respectively. In addition, this includes an increase in the LIFO reserve of $0.3 million for the third quarter of fiscal 2017 and a decrease in the LIFO reserve of $1.3 million for the third quarter of fiscal 2016.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to Blackstone and Wellspring.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Nine months ended
($ in millions, except per share data)	April 1, 2017	March 26, 2016	Change	%

Net income (GAAP)	$55.9	$39.1	$16.8	43.0
Interest expense	40.5	65.9	(25.4)	(38.5)
Income tax expense	34.7	26.7	8.0	30.0
Depreciation	66.6	58.3	8.3	14.2
Amortization of intangible assets	26.0	27.9	(1.9)	(6.8)

EBITDA	223.7	217.9	5.8	2.7
Impact of non-cash items (A)	12.6	12.8	(0.2)	(1.6)
Impact of acquisition, integration & reorganization charges (B)	9.5	5.9	3.6	61.0
Impact of non-recurring items (C)	—	1.7	(1.7)	N/M
Impact of productivity initiatives (D)	9.0	7.7	1.3	16.9
Impact of other adjustment items (E)	4.4	5.9	(1.5)	(25.4)

Adjusted EBITDA (Non-GAAP)	$259.2	$251.9	$7.3	2.9

Diluted earnings per share (GAAP)	$0.54	$0.40	$0.14	35.0
Impact of non-cash items	0.12	0.13	(0.01)	(7.7)
Impact of acquisition, integration & reorganization charges	0.09	0.06	0.03	50.0
Impact of non-recurring items	—	0.02	(0.02)	N/M
Impact of productivity initiatives	0.09	0.08	0.01	12.5
Impact of other adjustment items	0.05	0.06	(0.01)	(16.7)
Tax impact of adjustments	(0.13)	(0.14)	0.01	7.1

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.76	$0.61	$0.15	24.6

A.	Includes adjustments for non-cash charges arising from employee stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $12.1 million and $13.6 million for the first nine months of fiscal 2017 and fiscal 2016, respectively. In addition, this includes an increase in the LIFO reserve of $1.5 million for the first nine months of fiscal 2017 and a decrease in the LIFO reserve of $2.5 million for the first nine months of fiscal 2016.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to Blackstone and Wellspring.
C.	The first nine months of fiscal 2016 includes the withdrawal expense from a purchasing cooperative of which we were a member, pre-acquisition worker’s compensation claims related to an insurance company that went into liquidation and amounts received from business interruption insurance because of weather related or other one-time events.
D.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
E.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

Segment Results

We have three segments as described above—Performance Foodservice, PFG Customized, and Vistar. Management evaluates the performance of these segments based on their respective sales growth and EBITDA. For PFG Customized, EBITDA includes certain allocated corporate expenses that are included in operating expenses. The allocated corporate expenses are determined based on a percentage of total sales. This percentage is reviewed on a periodic basis to ensure that the allocation reflects a reasonable rate of corporate expenses based on their use of corporate services.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Beginning in the second quarter of fiscal 2017, this also includes the operating results from certain recent acquisitions.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	April 1, 2017	March 26, 2016	Change	%
Performance Foodservice	$2,408.2	$2,298.7	$109.5	4.8
PFG Customized	1,036.3	957.9	78.4	8.2
Vistar	750.5	651.2	99.3	15.2
Corporate & All Other	99.4	53.1	46.3	87.2
Intersegment Eliminations	(59.4)	(51.8)	(7.6)	(14.7)

Total net sales	$4,235.0	$3,909.1	$325.9	8.3

	Nine Months Ended
	April 1, 2017	March 26, 2016	Change	%
Performance Foodservice	$7,202.8	$6,983.4	$219.4	3.1
PFG Customized	2,837.1	2,800.1	37.0	1.3
Vistar	2,229.9	1,944.6	285.3	14.7
Corporate & All Other	236.2	158.8	77.4	48.7
Intersegment Eliminations	(173.1)	(155.0)	(18.1)	(11.7)

Total net sales	$12,332.9	$11,731.9	$601.0	5.1

EBITDA

	Three Months Ended
	April 1, 2017	March 26, 2016	Change	%
Performance Foodservice	$68.1	$63.0	$5.1	8.1
PFG Customized	10.3	9.7	0.6	6.2
Vistar	29.3	26.7	2.6	9.7
Corporate & All Other	(28.1)	(32.9)	4.8	14.6

Total EBITDA	$79.6	$66.5	$13.1	19.7

	Nine Months Ended
	April 1, 2017	March 26, 2016	Change	%
Performance Foodservice	$218.8	$206.9	$11.9	5.8
PFG Customized	20.9	26.2	(5.3)	(20.2)
Vistar	85.6	83.7	1.9	2.3
Corporate & All Other	(101.6)	(98.9)	(2.7)	(2.7)

Total EBITDA	$223.7	$217.9	$5.8	2.7